As filed with the Securities and Exchange Commission on February 27, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NATURAL RESOURCE PARTNERS L.P.*
NRP (OPERATING) LLC
(Exact name of registrant as specified in its charter)

Delaware	35-2164875
Delaware	35-2164875
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
601 Jefferson, Suite 3600
Houston, Texas 77002
(713) 751-7507
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Wyatt L. Hogan
GP Natural Resource Partners LLC
601 Jefferson, Suite 3600
Houston, Texas 77002
(713) 751-7507
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
Caroline B. Blitzer
Vinson & Elkins LLP
666 Fifth Avenue, 26th Floor
New York, New York 10103
(212) 237-0000
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Amount to be registered/ proposed maximum offering
price per unit/ proposed maximum aggregate offering price
Title of Each Class of Securities to be Registered	per unit/ amount of registration fee(1)
Common Units representing limited partner interests
Debt Securities
Guarantees of Debt Securities (2)
Total

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of all of the registration fee.

(2)	No separate consideration will be received for the guarantees, and no separate fee is payable pursuant to Rule 457(a) under the Securities Act of 1933.

*	Includes certain subsidiaries of Natural Resource Partners L.P. identified on the following pages
ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS

STATE OR OTHER
EXACT NAME OF ADDITIONAL	JURISDICTION OF
REGISTRANT AS	INCORPORATION OR	IRS EMPLOYEE
SPECIFIED IN ITS CHARTER	ORGANIZATION	IDENTIFICATION NO.
WPP LLC	Delaware	20-1614096
WBRD LLC	Delaware	20-1756422
ACIN LLC	Delaware	20-1613975
Williamson Transport LLC	Delaware	06-1747147
Little River Transport LLC	Delaware	02-0748465
Hod LLC	Delaware	20-5518448
Shepard Boone Coal Company LLC	Delaware	20-8197231
Gatling Mineral, LLC	Delaware	20-4294573
Independence Land, LLC	Delaware	20-5004704

Prospectus
NATURAL RESOURCE PARTNERS L.P.
NRP (OPERATING) LLC
Common Units
Debt Securities
     We may offer and sell the common units representing limited partner interests of Natural Resource Partners L.P., and, together with NRP (Operating) LLC, debt securities described in this prospectus from time to time in one or more classes or series and in amounts, at prices and on terms to be determined by market conditions at the time of our offerings. We or one or more of our subsidiaries may unconditionally guarantee any series of debt securities offered by this prospectus, if so and to the extent identified in the related prospectus supplement.
     We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these common units and debt securities and the general manner in which we will offer the common units and debt securities. The specific terms of any common units and debt securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the common units and debt securities.
     Investing in our common units and the debt securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors incorporated by reference into this prospectus before you make an investment in our securities.
     Our common units are traded on the New York Stock Exchange under the symbol “NRP.” We will provide information in the prospectus supplement for the trading market, if any, for any debt securities we may offer.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 27, 2009.

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.
     You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes Natural Resource Partners L.P. and the securities. Each time we sell securities with this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. Before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.” To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” and any additional information you may need to make your investment decision. As used in this prospectus, “we,” “us,” “our” and “Natural Resource Partners” mean Natural Resource Partners L.P. and, where the context requires, our operating company, NRP (Operating) LLC, and its subsidiaries.

NATURAL RESOURCE PARTNERS L.P.
     Natural Resource Partners L.P. is a limited partnership formed in April 2002, and we completed our initial public offering in October 2002. We engage principally in the business of owning and managing coal properties in the three major coal-producing regions of the United States: Appalachia, the Illinois Basin and the Western United States. As of December 31, 2008, we owned or controlled approximately 2.1 billion tons of proven and probable coal reserves. We do not operate any mines, but lease coal reserves to experienced mine operators under long-term leases that grant the operators the right to mine our coal reserves in exchange for royalty payments. Our lessees are generally required to make payments to us based on the higher of a percentage of the gross sales price or a fixed price per ton of coal sold, in addition to minimum payments. As of December 31, 2008, our coal reserves were subject to 201 leases with 73 lessees. In 2008, our lessees produced 60.6 million tons of coal from our properties and our coal royalty revenues were $226.3 million.
     Beginning in 2006, we added two new businesses: coal infrastructure and ownership of aggregate reserves that are leased to operators in exchange for royalty payments similar to our coal royalty business. During 2008, our lessees produced 4.8 million tons of aggregates and our aggregate royalties were $9.1 million, which includes a $2.8 million bonus payment under the terms of one of our leases. Coal processing fees and coal transportation fees added $8.8 million and $11.7 million, respectively.
     Our operations are conducted through, and our operating assets are owned by, our subsidiaries. We own our subsidiaries through a wholly owned operating company, NRP (Operating) LLC. NRP (GP) LP, our general partner, has sole responsibility for conducting our business and for managing our operations. Because our general partner is a limited partnership, its general partner, GP Natural Resource Partners LLC, conducts its business and operations, and the board of directors and officers of GP Natural Resource Partners LLC makes decisions on our behalf. Robertson Coal Management LLC, a limited liability company wholly owned by Corbin J. Robertson, Jr., owns all of the membership interest in GP Natural Resource Partners LLC. Subject to the Investor Rights Agreement with Adena Minerals, LLC, Mr. Robertson is entitled to nominate nine directors, five of whom must be independent directors, to the board of directors of GP Natural Resource Partners LLC. Mr. Robertson has delegated the right to nominate two of the directors, one of whom must be independent, to Adena Minerals.
     Western Pocahontas Properties Limited Partnership, New Gauley Coal Corporation and Great Northern Properties Limited Partnership are three privately held companies that are primarily engaged in owning and managing mineral properties. We refer to these companies collectively as the WPP Group. Mr. Robertson owns the general partner of Western Pocahontas Properties, 85% of the general partner of Great Northern Properties and is the Chairman, Chief Executive Officer and controlling stockholder of New Gauley Coal Corporation.
     The senior executives and other officers who manage the WPP Group assets also manage us. They are employees of Western Pocahontas Properties and Quintana Minerals Corporation, another company controlled by Mr. Robertson, and they allocate varying percentages of their time to managing our operations. Neither our general partner, GP Natural Resource Partners LLC, nor any of their affiliates receive any management fee or other compensation in connection with the management of our business, but they are entitled to be reimbursed for all direct and indirect expenses incurred on our behalf.
     Our operations headquarters are located at 5260 Irwin Road, Huntington, West Virginia 25705 and the telephone number is (304) 522-5757. Our principal executive offices are located at 601 Jefferson Street, Suite 3600, Houston, Texas 77002 and our phone number is (713) 751-7507.
     For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”
THE GUARANTORS
     NRP (Operating) LLC, WPP LLC, WBRD LLC, ACIN LLC, Williamson Transport LLC, Little River Transport LLC, Hod LLC, Shepard Boone Coal Company LLC, Gatling Mineral, LLC and Independence Land, LLC are our subsidiaries as of the date of this prospectus. We own 100% of the membership interests in NRP

(Operating) LLC. NRP (Operating) LLC owns 100% of the membership interests in WPP LLC, WBRD LLC, ACIN LLC, Williamson Transport LLC, Little River Transport LLC, Hod LLC, Shepard Boone Coal Company LLC, Gatling Mineral, LLC and Independence Land, LLC. Natural Resource Partners, WPP LLC, WBRD LLC, ACIN LLC, Williamson Transport LLC, Little River Transport LLC, Hod LLC, Shepard Boone Coal Company LLC, Gatling Mineral, LLC and Independence Land, LLC may unconditionally guarantee any series of debt securities of NRP (Operating) LLC offered by this prospectus, as set forth in a related prospectus supplement. Subject to any restrictions our credit agreement or other indebtedness agreements, NRP (Operating) LLC, WPP LLC, WBRD LLC, ACIN LLC, Williamson Transport LLC, Little River Transport LLC, Hod LLC, Shepard Boone Coal Company LLC, Gatling Mineral, LLC and Independence Land, LLC may unconditionally guarantee any series of debt securities of Natural Resource Partners offered by this prospectus, as set forth in a related prospectus supplement. As used in this prospectus, the term “Subsidiary Guarantors” means WPP LLC, WBRD LLC, ACIN LLC, Williamson Transport LLC, Little River Transport LLC, Hod LLC, Shepard Boone Coal Company LLC, Gatling Mineral, LLC and Independence Land, LLC and also includes NRP (Operating) LLC when discussing subsidiary guarantees of the debt securities of Natural Resource Partners. The term “Guarantor” means Natural Resource Partners in its role as guarantor of the debt securities of NRP (Operating) LLC.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
     Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements. These statements use forward-looking words such as “may,” “will,” “anticipate,” “believe,” “expect,” “project” or other similar words. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information.
     A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. These statements reflect Natural Resource Partners’ current views with respect to future events and are subject to various risks, uncertainties and assumptions.
     Many of such factors are beyond our ability to control or predict. Please read “Risk Factors” for a better understanding of the various risks and uncertainties that could affect our business and impact the forward-looking statements made in this prospectus. Readers are cautioned not to put undue reliance on forward-looking statements.
     Forward-looking statements contained in this prospectus and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

RISK FACTORS
     An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and those that may be included in the applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.
     If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS
     Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities for general partnership purposes, which may include repayment of indebtedness, the acquisition of businesses, other capital expenditures and additions to working capital.
     Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges	6.95	4.57	7.22	9.32	6.72
     For purposes of calculating the ratio of earnings to fixed charges:
•	“fixed charges” represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

•	“earnings” represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

DESCRIPTION OF OUR COMMON UNITS
     The common units represent limited partner interests in Natural Resource Partners that entitle the holders to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and our general partner in and to partnership distributions, see “Cash Distributions” in this prospectus.
     Our outstanding common units are listed on the New York Stock Exchange under the symbol “NRP.”
     The transfer agent and registrar for our common units is American Stock Transfer & Trust Company.
Status as Limited Partner or Assignee
     Except as described under “The Partnership Agreement— Limited Liability,” the common units will be fully paid, and the unitholders will not be required to make additional capital contributions to us.
Transfer of Common Units
     Each purchaser of common units offered by this prospectus must execute a transfer application. By executing and delivering a transfer application, the purchaser of common units:
•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that he has the capacity, power and authority to enter into the partnership agreement;

•	grants powers of attorney to officers of the general partner and any liquidator of our partnership as specified in the partnership agreement; and

•	makes the consents and waivers contained in the partnership agreement.
     An assignee will become a substituted limited partner of our partnership for the transferred units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.
     Transfer applications may be completed, executed and delivered by a purchaser’s broker, agent or nominee. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
     Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired, the purchaser has the right to request admission as a substituted limited partner in our partnership for the purchased common units. A purchaser of common units who does not execute and deliver a transfer application obtains only:
•	the right to assign the common unit to a purchaser or transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the purchased common units.

     Thus, a purchaser of common units who does not execute and deliver a transfer application:
•	will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of common units.
     Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT
     The following is a summary of the material provisions of our partnership agreement.
     We summarize the following provisions of our partnership agreement elsewhere in this prospectus:
•	with regard to distributions of available cash, please see “Cash Distributions”;

•	with regard to the transfer of common units, please see “Description of our Common Units — Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please see “Material Income Tax Considerations.”
Organization and Duration
     Our partnership was formed on April 9, 2002 and will remain in existence until dissolved in accordance with our partnership agreement.
Purpose
     Our purpose under our partnership agreement is limited to serving as a member of the operating company and engaging in any business activities that may be engaged in by the operating company or its subsidiaries or that are approved by our general partner. The limited liability company agreement of the operating company provides that the operating company may, directly or indirectly, engage in:
•	its operations as conducted immediately before our initial public offering;

•	any other activity approved by our general partner but only to the extent that our general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates “qualifying income” as this term is defined in Section 7704 of the Internal Revenue Code; and

•	any activity that enhances the operations of an activity that is described in either of the preceding two clauses.
     Notwithstanding the foregoing, our general partner does not have the authority to cause us to engage, directly or indirectly, in any business activity that it reasonably determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.
     Although our general partner has the ability to cause us and the operating company or its subsidiaries to engage in activities other than the ownership of coal and mineral reserves and the leasing of those reserves to mine operators in exchange for royalties from the sale of coal or other minerals mined from our reserves, our general partner has no current plans to do so. Our general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.
Power of Attorney
     Each limited partner and each person who acquires a unit from a unitholder and executes and delivers a transfer application grants to our general partner (and, if appointed, a liquidator), a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, and in accordance with, our partnership agreement.

Capital Contributions
     Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”
Limited Liability
     Participation in the Control of Our Partnership. Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:
•	to remove or replace the general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;
constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law to the same extent as the general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of a claim in Delaware case law.
     Unlawful Partnership Distributions. Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.
     Failure to Comply with the Limited Liability Provisions of Jurisdictions in Which We Do Business. Our subsidiaries currently conduct business in a number of states. Maintenance of limited liability for Natural Resource Partners, as the sole member of the operating company, may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our member interest in the operating company or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights
     The following matters require the unitholder vote specified below:

Issuance of additional units	No approval right.

Amendment of the partnership Agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read “—Merger, Sale or Other Disposition of Assets.”

Amendment of the limited liability company agreement and other action taken by us as sole member of the operating company	Unit majority if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. Please read “—Action Relating to Operating Company.”

Dissolution of our partnership	Unit majority. Please read “—Termination and Dissolution.”

Reconstitution of our partnership upon dissolution	Unit majority.

Withdrawal of the general partner	The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required for the withdrawal of the general partner prior to September 30, 2012 to prevent the withdrawal from being deemed a breach of our partnership agreement. Please read “—Withdrawal or Removal of the General Partner.”

Removal of the general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	The general partner may transfer its general partner interest without a vote of our unitholders to an affiliate (other than an individual) or in connection with the general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to another person (other than an individual). The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to September 30, 2012. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	Except for transfers to an affiliate (other than an individual) or another person (other than an individual) as part of the general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to such person, the approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to September 30, 2012. Please read “—Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in the general partner	No approval required at any time. Please read “—Transfer of Ownership Interests in the General Partner.”
     Matters requiring the approval of a “unit majority” require the approval of a majority of the common units.
Issuance of Additional Securities
     Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.
     It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership common units or other equity securities may dilute the value of the interests of the then-existing holders of common units in our net assets.
     In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, in the sole discretion of our general partner, may have special voting rights to which the common units are not entitled.
     Upon issuance of additional partnership securities, our general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units that existed immediately prior to each issuance. The holders of common units do not have preemptive rights to acquire additional common units or other partnership securities.
Amendment of Partnership Agreement
     General. Amendments to our partnership agreement may be proposed only by or with the consent of our general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.
     Prohibited Amendments. No amendment may be made that would:
•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion;

•	change the duration of our partnership;

•	provide that we are not dissolved upon an election to dissolve our partnership by our general partner that is approved by a unit majority; or

•	give any person the right to dissolve our partnership other than our general partner’s right to dissolve our partnership with the approval of a unit majority.

     The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units, voting together as a single class (including units owned by the general partner and its affiliates).
     No Unitholder Approval. Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:
•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that, in the sole discretion of our general partner, is necessary or advisable for us to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, the operating company nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of our general partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•	a merger, conversion or conveyance effected in accordance with the partnership agreement; and

•	any other amendments substantially similar to any of the matters described in the clauses above.
     In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner:
•	do not adversely affect the limited partners (including any particular class of limited partners as compared to other classes of limited partners) in any material respect;

•	are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in the best interests of us and our limited partners;

•	are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.
     Opinion of Counsel and Unitholder Approval. Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under “— No Unitholder Approval” should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in our partnership.
     Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.
Actions Relating to Operating Company
     Without the approval of a unit majority, our general partner is prohibited from consenting on our behalf as the sole member of the operating company to any amendment to the limited liability company agreement of our operating company or taking any action on our behalf permitted to be taken by a member of our operating company, in each case that would adversely affect our limited partners (or any particular class of limited partners as compared to other classes of limited partners) in any material respect.
Merger, Sale or Other Disposition of Assets
     Our general partner is generally prohibited, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale exchange or other disposition of all or substantially all of the assets of our subsidiaries; provided that our general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval.
     If the conditions specified in the partnership agreement are satisfied, our general partner may merge our partnership or any of its subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other transaction or event.
Termination and Dissolution
     We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:
•	the election of our general partner to dissolve us, if approved by the holders of a unit majority;

•	the sale, exchange or other disposition of all or substantially all of the assets and properties of our partnership and the subsidiaries;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.
     Upon a dissolution under the last clause above, a unit majority may also elect, within specific time limitations, to reconstitute our partnership and continue its business on the same terms and conditions described in our partnership agreement by forming a new limited partnership on terms identical to those in our partnership agreement and having as general partner an entity approved by a unit majority, subject to our receipt of an opinion of counsel to the effect that:
•	the action would not result in the loss of limited liability of any limited partner; and

•	neither our partnership, the reconstituted limited partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.
Liquidation and Distribution of Proceeds
     Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in “Cash Distributions — Distributions of Cash upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.
Withdrawal or Removal of the General Partner
     Except as described below, our general partner has agreed not to withdraw voluntarily as general partner of our partnership prior to September 30, 2012 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2012, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interests in our partnership without the approval of the unitholders. See “— Transfer of General Partner Interest.”
     Upon the withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units agree in writing to continue the business of Natural Resource Partners and to appoint a successor general partner. See “— Termination and Dissolution.”
     Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal.
     Our partnership agreement also provides that if NRP (GP) LP is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:
•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time.
     In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.
     If the above-described options are not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.
     In addition, we will be required to reimburse the departing general partner for all amounts due to the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.
Transfer of General Partner Interest
     Except for transfer by our general partner of all, but not less than all, of its general partner interest in our partnership to:
•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in our partnership to another person prior to September 30, 2012 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters. Our general partner and its affiliates may at any time, however, transfer units to one or more persons without unitholder approval.

Transfer of Incentive Distribution Rights
     The WPP Group may freely transfer their incentive distribution rights at any time. Our general partner or a later holder of the general partner’s incentive distribution rights may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or to another entity as part of the merger or consolidation of such holder with or into such other entity or the transfer by such holder or its affiliates, of all or substantially all of its assets to another entity, without the prior approval of the unitholders; provided that the transferee agrees to be bound by the provisions of the partnership agreement. Prior to September 30, 2012, other transfers of incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by the general partner or its affiliates. On or after September 30, 2012, all of the incentive distribution rights will be freely transferable.
Transfer of Ownership Interests in the General Partner
     At any time, the partners of our general partner may sell or transfer all or part of their partnership interests in our general partner without the approval of the unitholders.
Change of Management Provisions
     Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove NRP (GP) LP as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.
     Our partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:
•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.
Limited Call Right
     If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:
•	the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.
     As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See “Material Income Tax Considerations — Disposition of Common Units.”

Meetings; Voting
     Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, shall be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.
     Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.
     Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. See “— Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a person or group who acquires the units with the prior approval of the board of directors, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name accounts will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.
     Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.
Status as Limited Partner or Assignee
     Except as described above under “— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.
     An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substitute limited partner at the written direction of the assignee. See “— Meetings; Voting.” Transferees who do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units. See “Description of our Common Units — Transfer of Common Units.”
Non-Citizen Assignees; Redemption
     If we or any of our subsidiaries are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem, upon 30 days’ advance notice, the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.
Indemnification
     Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:
•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a member, partner, officer, director, employee, agent or trustee of any of our subsidiaries, a general partner or any departing general partner or any affiliate of any of our subsidiaries, a general partner or any departing general partner; or

•	any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.
     Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees in its sole discretion, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.
Reimbursement of Expenses
     Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other necessary appropriate expenses allocable to us or otherwise reasonably incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated our general partner by its affiliates. The general partner is entitled to determine expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.
Books and Records
     Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year. We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.
     We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information.

Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.
Right to Inspect Our Books and Records
     Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:
•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.
     Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.
Registration Rights
     Under our partnership agreement, we have agreed to register for sale under the Securities Act of 1933 and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We have also agreed to include any partnership securities held by our general partner or its affiliates in any registration statement that we file to offer partnership securities for cash, except an offering relating solely to an employee benefit plan, for the same period. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

CASH DISTRIBUTIONS
Distributions of Available Cash
     General. Within approximately 45 days after the end of each quarter, we will distribute all available cash to unitholders of record on the applicable record date.
     Definition of Available Cash. Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter:
•	less the amount of cash reserves that the general partner determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments, or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.
     Intent to Distribute the Minimum Quarterly Distribution. We intend to distribute to holders of our common units on a quarterly basis at least the minimum quarterly distribution of $0.25625 per quarter, or $1.025 per year, to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of fees and expenses, including reimbursements to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default exists, under our credit facility.
Operating Surplus and Capital Surplus
     General. All cash distributed to unitholders will be characterized either as operating surplus or capital surplus. We distribute available cash from operating surplus differently than available cash from capital surplus.
     Maintenance capital expenditures are capital expenditures made to maintain, over the long term, the operating capacity of our assets as they existed at the time of the expenditure. Expansion capital expenditures are capital expenditures made to increase over the long term the operating capacity of our assets as they existed at the time of the expenditure. The general partner has the discretion to determine how to allocate a capital expenditure for the acquisition or expansion of coal reserves between maintenance capital expenditures and expansion capital expenditures, and its good faith allocation will be conclusive. Maintenance capital expenditures reduce operating surplus, from which we pay the minimum quarterly distribution, but expansion capital expenditures do not.
     Definition of Operating Surplus. For any period, operating surplus generally means:
•	our cash balance on the closing date of our initial public offering; plus

•	$15.0 million (as described below); plus

•	all of our cash receipts since the closing of our initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for that quarter; less

•	all of our operating expenses since the closing of our initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•	the amount of cash reserves that the general partner deems necessary or advisable to provide funds for future operating expenditures.
     Definition of Capital Surplus. Capital surplus will generally be generated only by:
•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; or

•	sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.
     Characterization of Cash Distributions. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus. As reflected above, operating surplus includes $15.0 million in addition to our cash balance on the closing date of our initial public offering, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand at closing that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to $15 million of cash we receive in the future from non-operating sources, such as assets sales, issuances of securities and long-term borrowings, which would otherwise be considered distributions of capital surplus. Any distributions of capital surplus would trigger certain adjustment provisions in our partnership agreement as described below. Please read “— Distributions From Capital Surplus” and “— Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.”
Distributions of Available Cash from Operating Surplus
     We will make distributions of available cash from operating surplus for any quarter in the following manner:
•	first, 98% to all unitholders, pro rata, and 2% to the general partner until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter;

•	thereafter, in the manner described in “— Incentive Distribution Rights” below.
Incentive Distribution Rights
     Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner and members and affiliates of the WPP Group currently hold 65% and 35%, respectively, of the incentive distribution rights. The WPP Group and its affiliates may transfer these rights, but our general partner may only transfer these rights separately from its general partner interest in accordance with restrictions in the partnership agreement.
If for any quarter:
•	we have distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution.
then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:
•	First, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives a total of $0.28125 per unit for that quarter (the “first target distribution”);

•	Second, 85% to all unitholders, pro rata, 13% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner, until each unitholder receives a total of $0.33125 per unit for that quarter (the “second target distribution”);

•	Third, 75% to all unitholders, pro rata, 23% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner, until each unitholder receives a total of $0.38125 per unit for that quarter (the “third target distribution”); and

•	Thereafter, 50% to all unitholders, pro rata, 48% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner.
     In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution.
Percentage Allocations of Available Cash from Operating Surplus
     The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

	Total Quarterly Distribution
	Per Unit	Marginal Percentage Interest in Distributions
				Holders of
				Incentive
	Target Amount	Unitholders	General Partner	Distribution Rights
Minimum Quarterly Distribution	up to $0.25625	98%	2%	—

First Target Distribution	above $0.25625 up to $0.28125	98%	2%	—

Second Target Distribution	above $0.28125 up to $0.33125	85%	2%	13%

Third Target Distribution	above $0.33125 up to $0.38125	75%	2%	23%

Thereafter	above $0.38125	50%	2%	48%

Distributions from Capital Surplus
     We will make distributions of available cash from capital surplus, if any, in the following manner:
•	First, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit that was issued in the initial public offering, an amount of available cash from capital surplus equal to the initial public offering price; and

•	Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.
     Effect of a Distribution from Capital Surplus. The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the unrecovered initial unit price. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions. Any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.
     Once we distribute capital surplus on a unit in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero and we will make all future distributions from operating surplus, with 50% being paid to the holders of units, and 50% to the general partner.
Adjustment of Minimum Quarterly Distribution and Target Distribution Levels
     In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:
•	the minimum quarterly distribution;

•	the target distribution levels; and

•	the unrecovered initial unit price;
     For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.
     In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distributions levels would each be reduced to 62% of their previous levels.

Distributions of Cash Upon Liquidation
     If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.
     There may not be sufficient gain upon liquidation of Natural Resource Partners to enable the holder of common units to fully recover their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.
     Manner of Adjustment for Gain. The manner of the adjustment is set forth in the partnership agreement. If our liquidation occurs, we will allocate any gain to the partners in the following manner:
•	First, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of:
(1) the unrecovered initial unit price; plus
(2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; plus
(3) any unpaid arrearages in payment of the minimum quarterly distribution;
•	Third, 98% to all unitholders, pro rata, and 2% to the general partner, pro rata, until we allocate under this paragraph an amount per unit equal to:
(1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less
(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that was distributed 98% to the units, pro rata, and 2% to the general partner, pro rata, for each quarter of our existence;
•	Fourth, 85% to all unitholders, pro rata, 13% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner, until we allocate under this paragraph an amount per unit equal to:
(1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less
(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that was distributed 85% to the unitholders, pro rata, 13% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner for each quarter of our existence;
•	Fifth, 75% to all unitholders, pro rata, and 23% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner, until we allocate under this paragraph an amount per unit equal to:
(1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that was distributed 75% to the unitholders, pro rata, 23% to the holders of the incentive distribution rights, pro rata and 2% to the general partner for each quarter of our existence;
•	Thereafter, 50% to all unitholders, pro rata, 48% to the holders of the incentive distribution rights, pro rata and 2% to the general partner.
     Manner of Adjustments for Losses. Upon our liquidation, we will generally allocate any loss to the general partner and the unitholders in the following manner:
•	First, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to the general partner until the capital accounts of the common unitholders have been reduced to zero; and

•	Thereafter, 100% to the general partner.
     Adjustments to Capital Accounts Upon the Issuance of Additional Units. We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive interim adjustments to the capital accounts, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or distributions of property or upon liquidation in a manner which results, to the extent possible, in the capital account balance of the general partner equaling the amount which would have been in its capital account if no earlier positive adjustments to the capital accounts had been made.

DESCRIPTION OF THE DEBT SECURITIES
     The debt securities may be issued by Natural Resource Partners or NRP (Operating) LLC. Natural Resource Partners will issue debt securities under an indenture, among it, as issuer, any Subsidiary Guarantors and a trustee that we will name in the related prospectus supplement. NRP (Operating) LLC will issue debt securities under a separate indenture among itself, as issuer, the Guarantor, if any, any Subsidiary Guarantors and a trustee that we will name in the related prospectus supplement. Any Guarantor or Subsidiary Guarantors will also be parties to the indentures. The term “Trustee” as used in this prospectus refers to the trustee under either of the above indentures. References in this prospectus to an “Indenture” refer to the particular indenture under which Natural Resource Partners or NRP (Operating) LLC issues a series of debt securities. The debt securities will be governed by the provisions of the related Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.
     This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the forms of Indentures filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities.
General
     Any series of debt securities:
•	will be issued only in fully registered form;

•	will be general obligations of the related issuer;

•	will be general obligations of Natural Resource Partners if it guarantees debt securities issued by NRP (Operating) LLC; and

•	will be general obligations of the Subsidiary Guarantors if they guarantee debt securities issued by Natural Resource Partners or NRP (Operating) LLC;
     The Indenture does not limit the total amount of debt securities that may be issued. Debt securities under the Indenture may be issued from time to time in separate series, up to the aggregate amount authorized for each such series.
     We will prepare a prospectus supplement and either an indenture supplement or a resolution of the board of directors of the general partner and accompanying officers’ certificate relating to any series of debt securities that Natural Resource Partners or NRP (Operating) LLC offers, which will include specific terms relating to some or all of the following:
•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the debt securities may be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	any right the issuer may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate the issuer to repurchase or otherwise redeem the debt securities;

•	whether the debt securities are entitled to the benefits of any guarantees by either the Guarantor or the Subsidiary Guarantors;

•	whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

•	any changes to or additional Events of Default or covenants; and

•	any other terms of the debt securities.
     This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.
     The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:
•	debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.
     Interest payments on debt securities in certificated form may be made by check mailed to the registered holders or, if so stated in the applicable prospectus supplement, at the option of a holder, by wire transfer to an account designated by the holder.
     Unless otherwise provided in the applicable prospectus supplement, debt securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or other governmental charge.
     Any funds paid to the Trustee or any paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to the issuer, and the holders of the debt securities must look only to the issuer for payment after that time.
Guarantees
     Natural Resource Partners may fully, irrevocably and unconditionally guarantee on an unsecured basis any series of debt securities of NRP (Operating) LLC. If a series of debt securities is so guaranteed, Natural Resource Partners will execute a notation of guarantee as further evidence of its guarantee. As used in this prospectus, the term “Guarantor” means Natural Resource Partners in its role as guarantor of the debt securities of NRP (Operating) LLC.
     The payment obligations of Natural Resource Partners or NRP (Operating) LLC under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by the Subsidiary Guarantors, subject to any restrictions in our credit agreement or other indebtedness agreements. If a series of debt securities is so guaranteed, the Subsidiary Guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the Subsidiary Guarantors.

     The obligations of each guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the guarantor under its guarantee constituting a fraudulent conveyance or fraudulent transfer under Federal or state law, after giving effect to:
•	all other contingent and fixed liabilities of the guarantor; and

•	any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of the guarantor under its guarantee.
     The guarantee of any guarantor may be released under certain circumstances. If no default has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, a guarantor will be unconditionally released and discharged from the guarantee:
•	in the case of a Subsidiary Guarantor, automatically upon any sale, exchange or transfer, to any person that is not an affiliate of the issuer, of all of the issuer’s direct or indirect limited liability company or other equity interests in the Subsidiary Guarantor;

•	automatically if the issuer exercises either its legal defeasance option or its covenant defeasance option as described below under “Defeasance”;

•	automatically upon the merger of the guarantor into the issuer or any other guarantor or the liquidation and dissolution of the guarantor; or

•	in the case of a Subsidiary Guarantor, following delivery of a written notice by the issuer to the Trustee, upon the release or discharge of all guarantees by the Subsidiary Guarantor of any debt of the issuer for borrowed money (or a guarantee of such debt), except for any series of debt securities, other than a release or discharge as a result of payment of such guarantees.
     The guarantee described in the fourth bullet point above is subject to restoration if the Subsidiary Guarantor again guarantees any debt of the issuer for borrowed money (or a guarantee of such debt), except for any series of debt securities.
Covenants
     The Indenture contains the following covenant for the benefit of the holders of all series of debt securities:
     So long as any debt securities are outstanding, Natural Resource Partners will:
•	for as long as it is required to file information with the SEC pursuant to the Securities Exchange Act of 1934 or the “Exchange Act,” file with the Trustee, within 15 days after it is required to file with the SEC, copies of the annual reports and of the information, documents and other reports which it is required to file with the SEC pursuant to the Exchange Act;

•	if it is not required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after it would have been required to file with the SEC, financial statements and a Management’s Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what it would have been required to file with the SEC had it been subject to the reporting requirements of the Exchange Act; and

•	if it is required to furnish annual or quarterly reports to its unitholders pursuant to the Exchange Act, file with the Trustee any annual report or other financial reports sent to unitholders generally.
     A series of debt securities may contain additional financial and other covenants. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice
Events of Default
     Each of the following events will be an “Event of Default” under the Indenture with respect to a series of debt securities:
•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment on any debt securities of that series when due;

•	failure by the issuer or, if the series of debt securities is guaranteed by a guarantor, the guarantor, to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture with respect to that series or any board resolution authorizing the issuance of that series;

•	certain events of bankruptcy, insolvency or reorganization of the issuer or, if the series of debt securities is guaranteed, any of the guarantors; or

•	if the series of debt securities is guaranteed by the Guarantor or the Subsidiary Guarantors:
o	any of the guarantees ceases to be in full force and effect, except as otherwise provided in the Indenture.

o	any of the guarantees is declared null and void in a judicial proceeding; or

o	the Guarantor or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee.
Exercise of Remedies
     If an Event of Default, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.
     A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify the issuer and, if the series of debt securities is guaranteed by the Guarantor and/or the Subsidiary Guarantors, the Guarantor and/or the Subsidiary Guarantors, of the default and such default is not cured within 60 days after receipt of notice.
     If an Event of Default described in the fifth bullet point above occurs, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.
     The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:
▪	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

▪	all existing Events of Default with respect to that series have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that has become due solely by the declaration of acceleration.
     If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest on its own debt securities when due, unless:
•	such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

•	such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

•	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that is inconsistent with such request within such 60-day period.
     The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:
•	conflicts with law;

•	is inconsistent with any provision of the Indenture;

•	the Trustee determines is unduly prejudicial to the rights of any other holder; or

•	would involve the Trustee in personal liability.
Notice of Event of Default
     Within 30 days after the occurrence of an Event of Default, the issuer is required to give written notice to the Trustee and indicate the status of the default and what action it is taking or propose to take to cure the default. In addition, the issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that it has complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.
     Within 90 days after the occurrence of any default known to it, the Trustee must mail to each holder a notice of the default. Except in the case of a default in the payment of principal, premium or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.
Amendments and Waivers
     The issuer may amend the Indenture without the consent of any holder of debt securities to, among other things:
•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor of its obligations under the Indenture;

•	add Subsidiary Guarantors with respect to the debt securities;

•	secure the debt securities;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon the issuer, the Guarantor or any Subsidiary Guarantor;

•	make any change that does not adversely affect the rights of any holder;

•	add or appoint a successor or separate Trustee;

•	comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

•	establish the form or terms of the debt securities of any new series.
     In addition, the issuer may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under the Indenture consent to it. The issuer may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:
•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in other than U.S. dollars;

•	impair the right of any holder to receive payment of premium, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities;

•	make any change in the amendment provisions which require each holder’s consent;

•	make any change in the waiver provisions; or

•	except as provided in the Indenture, release the Guarantor or a Subsidiary Guarantor or modify the Guarantor’s or such Subsidiary Guarantor’s guarantee in any manner adverse to the holders.
     The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture requiring the consent of the holders becomes effective, the issuer is required to mail to all holders a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.
     The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:
•	compliance by the issuer, the Guarantor or a Subsidiary Guarantor with certain restrictive provisions of the Indenture; and

•	any past default under the Indenture;
except that such majority of holders may not waive a default:
•	in the payment of principal, premium or interest; or

•	in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.
Satisfaction and Discharge
     The Indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:
     (a) either:
     (1) all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to the issuer) have been delivered to the Trustee for cancellation; or
     (2) all outstanding debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case the issuer has irrevocably deposited with the Trustee as trust funds cash, certain U.S. government obligations or a combination thereof, in such amounts as will be sufficient, to pay the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the stated maturity or redemption date.
     (b) the issuer has paid or caused to be paid all other sums payable by it under the Indenture with respect to the debt securities of that series; and
     (c) the issuer has delivered to the Trustee an accountants’ certificate as to the sufficiency of the trust funds, without reinvestment, to pay the entire indebtedness of such debt securities at maturity.
Defeasance
     At any time, the issuer may terminate, with respect to debt securities of a particular series, all its obligations under such series of debt securities and the Indenture, which we call a “legal defeasance.” If the issuer decides to make a legal defeasance, however, the issuer may not terminate its obligations specified in the Indenture, including those:
•	relating to the defeasance trust;

•	to register the transfer or exchange of the debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities; or

•	to maintain a registrar and paying agent in respect of the debt securities.
     At any time the issuer may also effect a “covenant defeasance,” which means it has elected to terminate its obligations under:
•	covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement, and any Event of Default resulting from a failure to observe such covenants;

•	the bankruptcy provisions described under “— Events of Default” above with respect to the Guarantor or the Subsidiary Guarantors, if any; and

•	the guarantee provisions described under “— Events of Default” above with respect to a series of debt securities.
     The legal defeasance option may be exercised notwithstanding a prior exercise of the covenant defeasance option. If the legal defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If the covenant defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to the Guarantor or a Subsidiary Guarantor (if any)) or sixth bullet points under “— Events of Default” above or an Event of Default that is added specifically for such series and described in a prospectus supplement. If the issuer exercises either its legal defeasance option or its covenant defeasance option, any guarantee will terminate with respect to that series of debt securities.
     In order to exercise either defeasance option, the issuer must:
•	irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or stated maturity, as the case may be;

•	comply with certain other conditions, including that no bankruptcy or default with respect to the issuer has occurred and is continuing 91 days after the deposit in trust; and

•	deliver to the Trustee of an opinion of counsel to the effect that holders of the defeased series of debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in applicable Federal income tax law.
No Personal Liability of General Partner
     GP Natural Resource Partners LLC and its directors, officers, employees, incorporators and members, as such, will not be liable for:
•	any of the obligations of Natural Resource Partners or NRP (Operating) LLC or the obligations of the Guarantor or the Subsidiary Guarantors under the debt securities, the Indenture or the guarantees; or

•	any claim based on, in respect of, or by reason of, such obligations or their creation.
     By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for the issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the Federal securities laws and it is the view of the SEC that such a waiver is against public policy.
No Protection in the Event of a Change of Control
     Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of the issuer or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of the issuer.
Book Entry, Delivery and Form
     A series of debt securities may be issued in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or “DTC,” will act as depositary. If a series of debt securities is issued in book-entry form, one or more global certificates will be issued and deposited with or on behalf of DTC and physical certificates will not be issued to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.
     DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.
     DTC advises us that it is:
•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.
     DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., NYSE Alternext US LLC and the Financial Industry Regulatory Authority, Inc. The rules that apply to DTC and its participants are on file with the SEC.
     DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.
     Principal, premium, if any, and interest payments due on the global securities will be wired to DTC’s nominee. The issuer, any guarantor, the Trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, the issuer, any guarantor, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.
     It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.
     Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name”. Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee, the issuer or any guarantor.
     Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:
•	DTC notifies the issuer that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the issuer within 90 days; or

•	the issuer determines (subject to DTC’s rules) not to require all of the debt securities of a series to be represented by a global security and notifies the Trustee of the decision.
The Trustee
     A separate trustee may be appointed for any series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.
     Limitations on Trustee if it is a Creditor
     The Indenture will limit the right of the Trustee, if it becomes a creditor of an issuer or guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.
     Certificates and Opinions to be Furnished to Trustee
     The Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of the Indenture, every application by the issuer for action by the Trustee must be accompanied by a certificate of certain of the officers of GP Natural Resource Partners LLC or NRP (Operating) LLC and an opinion of counsel (who may be the issuer’s counsel) stating that, in the opinion of the signers, all covenants or conditions precedent to such action have been complied with by the issuer.
Governing Law
     The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

MATERIAL INCOME TAX CONSIDERATIONS
     This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of United States federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Natural Resource Partners L.P. and NRP (Operating) LLC.
     The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.
     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.
     No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.
     For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please see “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please see “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please see “— Tax Consequences of Unit Ownership — Section 754 Election”).

Partnership Status
     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or to the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.
     Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the marketing, transportation and storage of coal. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 1% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.
     No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating company for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and the operating company will be disregarded as an entity separate from us for federal income tax purposes.
     In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include:
     (a) Neither we nor the operating company has elected or will elect to be treated as a corporation; and
     (b) For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.
     If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.
     If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

     The discussion below is based on Vinson & Elkins L.L.P.’s opinion that we will be classified as a partnership for federal income tax purposes.
Limited Partner Status
     Unitholders who have become limited partners of Natural Resource Partners L.P. will be treated as partners of Natural Resource Partners L.P. for federal income tax purposes. Also, assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Natural Resource Partners L.P. for federal income tax purposes. As there is no direct or indirect controlling authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.
     A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please see ''— Tax Consequences of Unit Ownership — Treatment of Short Sales.”
     Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Natural Resource Partners L.P.
     The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Natural Resource Partners L.P. for federal income tax purposes.
Tax Consequences of Unit Ownership
     Flow-Through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.
      Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of our common units, taxable in accordance with the rules described under “— Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please see “— Limitations on Deductibility of Losses.”
     A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, depletion recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue

Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.
     Basis of Common Units. A unitholder’s initial tax basis for his common units will be the amount he paid for our common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please see “— Disposition of Common Units — Recognition of Gain or Loss.”
     Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals) or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased provided such losses do not exceed such common unitholders’ tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.
     In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.
     In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.
     A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

     Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:
•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.
     The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.
     Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.
     Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to our common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.
     Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of such offering. In the event we issue additional common units or engage in certain other transactions in the future “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to all holders of partnership interests immediately prior to such other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner as is needed to eliminate the negative balance as quickly as possible.
     An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:
•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.
     Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "— Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.
     Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:
•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.
     Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”
     Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.
     Tax Rates. Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 15%. However, absent new legislation extending the current rates beginning January 1, 2011, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.
     Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section

743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.
     Where the remedial allocation method is adopted (which we have generally adopted as to all of our properties), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. If we elect a method other than the remedial method, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the inside basis in such properties. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. If we elect a method other than the remedial method with respect to a goodwill property, the common basis of such property is not amortizable. Please see “— Uniformity of Units.”
     Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please see “— Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please see “— Disposition of Common Units — Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.
     A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.
     The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.
Tax Treatment of Operations
     Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please see “— Disposition of Common Units — Allocations Between Transferors and Transferees.”
     Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us prior to any such offering. Please see “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”
     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Because our general partner may determine not to adopt the remedial method of allocation with respect to any difference between the tax basis and the fair market value of goodwill immediately prior to any future offering, we may not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation or held by us at the time of any future offering. Please see “— Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.
     If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please see “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”
     The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.
     Coal Income. Section 631 of the Internal Revenue Code provides special rules by which gains or losses on the sale of coal may be treated, in whole or in part, as gains or losses from the sale of property used in a trade or business under Section 1231 of the Internal Revenue Code. Specifically, Section 631(c) provides that if the owner of coal held for more than one year disposes of that coal under a contract by virtue of which the owner retains an economic interest in the coal, the gain or loss realized will be treated under Section 1231 of the Internal Revenue Code as gain or loss from property used in a trade or business. Section 1231 gains and losses may be treated as capital gains and losses. Please see “— Sales of Coal Reserves.” In computing such gain or loss, the amount realized is reduced by the adjusted depletion basis in the coal, determined as described in “— Coal Depletion.” For purposes of Section 631(c), the coal generally is deemed to be disposed of on the day on which the coal is mined. Further, Treasury Regulations promulgated under Section 631 provide that advance royalty payments may also be treated as proceeds from sales of coal to which Section 631 applies and, therefore, such payment may be treated as capital gain under Section 1231. However, if the right to mine the related coal expires or terminates under the contract that provides for the payment of advance royalty payments or such right is abandoned before the coal has been mined, we may, pursuant to the Treasury Regulations, file an amended return that reflects the payments attributable to unmined coal as ordinary income and not as received from the sale of coal under Section 631.
     Our royalties from coal leases generally will be treated as proceeds from sales of coal to which Section 631 applies. Accordingly, the difference between the royalties paid to us by the lessees and the adjusted depletion basis in the extracted coal generally will be treated as gain from the sale of property used in a trade or business, which may be treated as capital gain under Section 1231. Please see “— Sales of Coal Reserves.” Our royalties that do not qualify under Section 631(c) generally will be taxable as ordinary income in the year of sale.
     Coal Depletion. In general, we are entitled to depletion deductions with respect to coal mined from the underlying mineral property. Subject to the limitations on the deductibility of losses discussed above, we generally are entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for coal is 10%. If Section 631(c) applies to the disposition of the coal, however, we are not eligible for percentage depletion. Please see “— Coal Income.”
     Depletion deductions we claim generally will reduce the tax basis of the underlying mineral property. Depletion deductions can, however, exceed the total tax basis of the mineral property. The excess of our percentage depletion deductions over the adjusted tax basis of the property at the end of the taxable year is subject to tax preference treatment in computing the alternative minimum tax. Please see “— Tax Consequences of Unit Ownership — Alternative Minimum Tax.” In addition, a corporate unitholder’s allocable share of the amount allowable as a percentage depletion deduction for any property will be reduced by 20% of the excess, if any, of that partner’s allocable share of the amount of the percentage depletion deductions for the taxable year over the adjusted tax basis of the mineral property as of the close of the taxable year.
     Sales of Coal Reserves. If any coal reserves are sold or otherwise disposed of in a taxable transaction, we will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether our coal reserves sold are held by us:
•	for sale to customers in the ordinary course of business (i.e., we are a “dealer” with respect to that property),

•	for use in a trade or business within the meaning of Section 1231 of the Internal Revenue Code or

•	as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.
     In determining dealer status with respect to coal reserves and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.
     We intend to hold our coal reserves for the purposes of generating cash flow from coal royalties and achieving long-term capital appreciation. Although our general partner may consider strategic sales of coal reserves consistent with achieving long-term capital appreciation, our general partner does not anticipate frequent sales, nor significant marketing, improvement or subdivision activity in connection with any strategic sales. In light of the factual nature of this question, however, there is no assurance that our purposes for holding our properties will not change and that our future activities will not cause us to be a “dealer” in coal reserves.
     If we are not a dealer with respect to our coal reserves and we have held the disposed property for more than a one-year period primarily for use in our trade or business, the character of any gain or loss realized from a disposition of the property will be determined under Section 1231 of the Internal Revenue Code. If we have not held the property for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.
     A unitholder’s distributive share of any Section 1231 gain or loss generated by us will be aggregated with any other gains and losses realized by that unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Internal Revenue Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be long-term capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.
     If we are not a dealer with respect to our coal reserves and that property is not used in a trade or business, the property will be a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code. Gain or loss recognized from the disposition of that property will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon our holding period in such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.
     Upon a disposition of coal reserves, a portion of the gain, if any, equal to the lesser of (i) the depletion deductions that reduced the tax basis of the disposed mineral property plus deductible development and mining exploration expenses, or (ii) the amount of gain recognized on the disposition, will be treated as ordinary income to us.
     Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.
Disposition of Common Units
     Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.
     Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.
     Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2010 and 20% thereafter (absent new legislation extending or adjusting the current rate). However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation and depletion recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.
     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.
     Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:
•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.
     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.
     Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.
     Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

     A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.
     Notification Requirements. A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.
     Constructive Termination. We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and common unitholders receiving two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.
Uniformity of Units
     Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please see “— Tax Consequences of Unit Ownership — Section 754 Election.”
     We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). Please see “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please see “— Disposition of Common Units — Recognition of Gain or Loss.”
Tax-Exempt Organizations and Other Investors
     Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.
     Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.
     Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to non-U.S. unitholders. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.
     In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.
     A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.
Administrative Matters
     Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.
     The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.
     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.
     The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.
     A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.
     Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:
•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:
o	a person that is not a United States person;

o	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

o	a tax-exempt entity;
•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.
     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

     Accuracy-Related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.
     For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:
•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.
     If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us or any of our investments, plans or arrangements.
     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.
     Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of 6 successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please see “— Information Returns and Audit Procedures.”
     Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:
•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.
     We do not expect to engage in any “reportable transactions.”
State, Local, Foreign and Other Tax Considerations
     In addition to federal income taxes, you may be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own assets and do business in Alabama, Georgia, Illinois, Indiana, Kentucky, Maryland, Montana, North Carolina, North Dakota, Tennessee, Virginia and West Virginia, all of which impose income taxes. Currently, Texas does not impose a personal income tax on individuals but Louisiana does. Moreover, both states impose entity level taxes on corporations and other entities. Current law may change. Moreover, we may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you might be required to file income tax returns and to pay income taxes in other jurisdictions in which we do business or own property, now or in the future, and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please see “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.
Tax Consequences of Ownership of Debt Securities
     A description of the material federal income tax consequences of the acquisition, ownership and disposition of any series of debt securities will be set forth on the prospectus supplement relating to the offering of such debt securities.
     It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN NATURAL RESOURCE PARTNERS L.P. BY EMPLOYEE BENEFIT PLANS
     An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and the Internal Revenue Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing, and stock bonus plans, certain Keogh plans, certain simplified employee pension plans, and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:
•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA;

•	whether the investment is permitted under the terms of the applicable documents governing the plan;

•	whether the investment will constitute a “prohibited transaction” under Section 406 of ERISA and Section 4975 of the Internal Revenue Code (see below);

•	whether in making the investment, that plan will be considered to hold as plan assets (1) only the investment in our partnership units or (2) an undivided interest in our underlying assets (see below); and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please see “Material Income Tax Considerations — Tax-Exempt Organizations and Other Investors.”
     The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.
     Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs and certain other types of accounts that are not considered part of an ERISA employee benefit plan, from engaging in specified “prohibited transactions” involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.
     In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would become an ERISA fiduciary of the investing plan and that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.
     The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:
     (a) the equity interests acquired by employee benefit plans are publicly offered securities — i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are “freely transferable” (as defined in the Department of Labor regulations), and are either registered under certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;
     (b) the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or
     (c) there is no significant investment by benefit plan investors, which is defined to mean that immediately after the most recent acquisition by a plan of any equity interest in the entity, less than 25% of the value of each class of equity interest (disregarding interests held by our general partner, its affiliates, and some other persons) is held by the employee benefit plans referred to above, IRAs and certain other plans and accounts not subject to ERISA (including governmental plans), and entities whose underlying assets include plan assets by reason of a plan’s investment in the entity.
     Our assets should not be considered “plan assets” under these regulations because it is expected that any investment in us by an employee benefit plan will satisfy the requirements in (a) above.
     Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other ERISA violations.

LEGAL MATTERS
     The validity of the securities offered in this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. will also render an opinion on the material federal income tax considerations regarding the securities. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.
EXPERTS
     The financial statements of Natural Resource Partners L.P. and the balance sheet of NRP (GP) LP appearing in Natural Resource Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of Natural Resource Partners L.P.’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements of Natural Resource Partners L.P. and balance sheet of NRP (GP) LP are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.
     In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.nrplp.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.
     The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.
     We incorporate by reference in this prospectus the documents listed below:
•	our annual report on Form 10-K for the year ended December 31, 2008;

•	our current report on Form 8-K filed January 27, 2009 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K);

•	the description of our common units in our registration statement on Form 8-A (File No. 001-31465) filed pursuant to the Securities Exchange Act of 1934 on September 27, 2002; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the registration statement.
     You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by writing or calling us at the following address:
Natural Resource Partners L.P.
601 Jefferson, Suite 3600
Houston, Texas 77002
Attention: Investor Relations
Telephone: (713) 751-7507

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby.

Securities and Exchange Commission registration fee			*
Legal fees and expenses		*	*
Accounting fees and expenses		*	*
Printing and engraving expenses		*	*
Miscellaneous		*	*

Total	$	*	*

*	The registrants are deferring payment of the registration fee in reliance on Rule 456(b) and Rule 457(r).

**	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.
Item 15. Indemnification of Directors and Officers
     Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against any and all claims and demands whatsoever. The partnership agreement of Natural Resource Partners L.P. provides that it will, to the fullest extent permitted by law, indemnify and advance expenses to the general partner, any Departing Partner (as defined therein), any person who is or was an affiliate of the general partner or any Departing Partner, any person who is or was a partner, officer, director, employee, member, agent or trustee of any Group Member (as defined therein), the general partner or any Departing Partner or any affiliate of any Group Member, the general partner or any Departing Partner, or any person who is or was serving at the request of the general partner or any affiliate of the general partner or any Departing Partner or any affiliate of any Departing Partner as a partner, officer, director, employee, member, fiduciary, agent or trustee of another person (“Indemnitees”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in, or (in the case of a person other than the general partner) not opposed to, the best interests of the partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each Indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of the partnership.
     The limited liability company agreement of NRP (Operating) LLC provides that it will, to the fullest extent permitted by law, indemnify and advance expenses to Indemnitees from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in, or not opposed to the best interests of, the operating company. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each Indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of the operating company.

     Natural Resource Partners L.P. and NRP (Operating) LLC are authorized to purchase (or to reimburse the general partner for the costs of) insurance against liabilities asserted against and expenses incurred by the persons described in the paragraphs above in connection with their activities, whether or not they would have the power to indemnify such person against such liabilities under the provisions described in the paragraphs above. The general partner of Natural Resource Partners L.P. has purchased insurance, the cost of which is reimbursed by Natural Resource Partners L.P., covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries including the operating company and the Subsidiary Guarantors.
     Underwriting agreements entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of officers and directors of the general partner, including indemnification against liabilities under the Securities Act.
Item 16. Exhibits and Financial Statement Schedules
     (a) Exhibits
     The following documents are filed as exhibits to this registration statement:

1.1**	—	Form of Underwriting Agreement

2.1	—	Contribution Agreement dated December 14, 2006 by and among Foresight Reserves LP, Adena Minerals, LLC, NRP (GP) LP, Natural Resource Partners L.P. and NRP (Operating) LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on December 15, 2006)

2.2	—	Contribution Agreement dated December 19, 2006 by and among Dingess-Rum Properties, Inc., Natural Resource Partners L.P. and WPP LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on December 20, 2006)

2.3	—	Second Contribution Agreement, dated January 4, 2007, by and among Foresight Reserves LP, Adena Minerals, LLC, NRP (GP) LP, Natural Resource Partners L.P. and NRP (Operating) LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on January 4, 2007)

2.4	—	Amendment No. 1 to Second Contribution Agreement, dated April 18, 2007, by and among Natural Resource Partners L.P., NRP (GP) LP, NRP (Operating) LLC, Foresight Reserves LP and Adena Minerals, LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on April 19, 2007)

2.5	—	Purchase and Sale Agreement, dated April 2, 2007, by and among Natural Resource Partners L.P., WPP LLC and Western Pocahontas Properties Limited Partnership (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on April 3, 2007)

3.1	—	Third Amended and Restated Agreement of Limited Partnership of NRP (GP) LP, dated as of January 4, 2007 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on January 4, 2007)

3.2	—	Fourth Amended and Restated Limited Liability Company Agreement of GP Natural Resource Partners LLC, dated as of January 4, 2007 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on January 4, 2007)

4.1	—	Third Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., dated April 18, 2007 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on April 19, 2007)

4.2	—	Amendment No. 1 to Third Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., dated April 7, 2008 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on April 8, 2008)

4.3	—	Amended and Restated Limited Liability Company Agreement of NRP (Operating) LLC, dated as of October 17, 2002 (incorporated by reference to Exhibit 3.4 of the Annual Report on Form 10-K for the year ended December 31, 2002, File No. 001-31465)

4.4*	—	Form of Indenture of Natural Resource Partners L.P.

4.5*	—	Form of Indenture of NRP (Operating) LLC

4.6	—	Note Purchase Agreements dated as of June 19, 2003 among NRP (Operating) LLC and the Purchasers signatory thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed June 23, 2003)

4.7	—	First Supplement to Note Purchase Agreements, dated as of July 19, 2005 among NRP (Operating) LLC and the purchasers signatory thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on July 20, 2005)

4.8	—	Second Supplement to Note Purchase Agreements, dated as of March 28, 2007 among NRP (Operating) LLC and the purchasers signatory thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on March 29, 2007)

4.9	—	First Amendment, dated as of July 19, 2005, to Note Purchase Agreements dated as of June 19, 2003 among NRP (Operating) LLC and the purchasers signatory thereto (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on July 20, 2005)

4.10	—	Second Amendment, dated as of March 28, 2007, to Note Purchase Agreements dated as of June 19, 2003 among NRP (Operating) LLC and the purchasers signatory thereto (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on March 29, 2007)

4.11	—	Subsidiary Guarantee of Senior Notes of NRP (Operating) LLC, dated June 19, 2003 (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed June 23, 2003)

4.12	—	Form of Series A Note (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed June 23, 2003)

4.13	—	Form of Series B Note (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed June 23, 2003)

4.14	—	Form of Series C Note (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed June 23, 2003)

4.15	—	Form of Series D Note (incorporated by reference to Exhibit 4.12 to the Annual Report on Form 10-K filed February 28, 2007)

4.16	—	Form of Series E Note (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed March 29, 2007)

5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities registered hereby

8.1*	—	Opinion of Vinson & Elkins L.L.P. as to tax matters

12.1*	—	Statement Regarding Computation of Ratios

23.1*	—	Consent of Ernst & Young LLP

23.2	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1)

24.1*	—	Powers of Attorney (included on the signature pages of this registration statement)

25.1***	—	Form T-1 Statement of Eligibility and Qualification respecting the Indenture of Natural Resource Partners L.P.

25.2***	—	Form T-1 Statement of Eligibility and Qualification respecting the Indenture of NRP (Operating) LLC

*	Filed herewith.

**	To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or in a post-effective amendment to this registration statement.

***	To be filed later in accordance with Section 310(a) of the Trust Indenture Act of 1939, as amended.
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     6. For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     7. To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.
     8. To file an application for the purpose of determining the eligibility of the trustee under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas on February 27, 2009.

NATURAL RESOURCE PARTNERS L.P.

By:	NRP (GP) LP, its General Partner

By:	GP NATURAL RESOURCE PARTNERS LLC, its General Partner

By: Name:	/s/ Corbin J. Robertson, Jr. Corbin J. Robertson, Jr.
Title:	Chief Executive Officer

NRP (OPERATING) LLC

By: Name:	/s/ Dwight L. Dunlap Dwight L. Dunlap
Title:	Chief Financial Officer

WPP LLC

By:	NRP (Operating) LLC, its Sole Member

By: Name:	/s/ Dwight L. Dunlap Dwight L. Dunlap
Title:	Chief Financial Officer

WBRD LLC

By:	NRP (Operating) LLC, its Sole Member

By: Name:	/s/ Dwight L. Dunlap Dwight L. Dunlap
Title:	Chief Financial Officer

ACIN LLC

By:	NRP (Operating) LLC, its Sole Member

By: Name:	/s/ Dwight L. Dunlap Dwight L. Dunlap
Title:	Chief Financial Officer

Williamson Transport LLC

By:	NRP (Operating) LLC, its Sole Member

By: Name:	/s/ Dwight L. Dunlap Dwight L. Dunlap
Title:	Chief Financial Officer

Little River Transport LLC

By:	NRP (Operating) LLC, its Sole Member

By: Name:	/s/ Dwight L. Dunlap Dwight L. Dunlap
Title:	Chief Financial Officer

Hod LLC

By:	NRP (Operating) LLC, its Sole Member

By: Name:	/s/ Dwight L. Dunlap Dwight L. Dunlap
Title:	Chief Financial Officer

Shepard Boone Coal Company LLC

By:	NRP (Operating) LLC, its Sole Member

By: Name:	/s/ Dwight L. Dunlap Dwight L. Dunlap
Title:	Chief Financial Officer

Gatling Mineral, LLC

By:	NRP (Operating) LLC, its Sole Member

By: Name:	/s/ Dwight L. Dunlap Dwight L. Dunlap
Title:	Chief Financial Officer

Independence Land, LLC

By:	NRP (Operating) LLC, its Sole Member

By: Name:	/s/ Dwight L. Dunlap Dwight L. Dunlap
Title:	Chief Financial Officer
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nick Carter, Dwight L. Dunlap and Wyatt L. Hogan, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ Corbin J. Robertson, Jr. Corbin J. Robertson, Jr.	Chief Executive Officer and Director of GP Natural Resource Partners LLC* (Principal Executive Officer)	February 27, 2009

/s/ Dwight L. Dunlap Dwight L. Dunlap	Chief Financial Officer and Treasurer of GP Natural Resource Partners LLC* (Principal Financial Officer)	February 27, 2009

/s/ Kenneth Hudson Kenneth Hudson	Controller of GP Natural Resource Partners LLC* (Principal Accounting Officer)	February 27, 2009

/s/ Robert T. Blakely Robert T. Blakely	Director of GP Natural Resource Partners LLC*	February 27, 2009

/s/ David M. Carmichael David M. Carmichael	Director of GP Natural Resource Partners LLC*	February 27, 2009

/s/ J. Matthew Fifield J. Matthew Fifield	Director of GP Natural Resource Partners LLC*	February 27, 2009

Signature	Title	Date

/s/ Robert B. Karn III Robert B. Karn III	Director of GP Natural Resource Partners LLC*	February 27, 2009

/s/ S. Reed Morian S. Reed Morian	Director of GP Natural Resource Partners LLC*	February 27, 2009

/s/ W. W. Scott, Jr. W. W. Scott, Jr.	Director of GP Natural Resource Partners LLC*	February 27, 2009

/s/ Stephen P. Smith Stephen P. Smith	Director of GP Natural Resource Partners LLC*	February 27, 2009

/s/ Leo A. Vecellio, Jr. Leo A. Vecellio, Jr.	Director of GP Natural Resource Partners LLC*	February 27, 2009

*	GP Natural Resource Partners LLC is the general partner of NRP (GP) LP, which is the general partner of Natural Resource Partners L.P., and Natural Resource Partners L.P. is the sole member of NRP (Operating) LLC. NRP (Operating) LLC is the sole member of each of WPP LLC, WBRD LLC, ACIN LLC, Williamson Transport LLC, Little River Transport LLC, Hod LLC, Shepard Boone Coal Company LLC, Gatling Mineral, LLC and Independence Land, LLC.

INDEX TO EXHIBITS

1.1**	—	Form of Underwriting Agreement

2.1	—	Contribution Agreement dated December 14, 2006 by and among Foresight Reserves LP, Adena Minerals, LLC, NRP (GP) LP, Natural Resource Partners L.P. and NRP (Operating) LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on December 15, 2006)

2.2	—	Contribution Agreement dated December 19, 2006 by and among Dingess-Rum Properties, Inc., Natural Resource Partners L.P. and WPP LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on December 20, 2006)

2.3	—	Second Contribution Agreement, dated January 4, 2007, by and among Foresight Reserves LP, Adena Minerals, LLC, NRP (GP) LP, Natural Resource Partners L.P. and NRP (Operating) LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on January 4, 2007)

2.4	—	Amendment No. 1 to Second Contribution Agreement, dated April 18, 2007, by and among Natural Resource Partners L.P., NRP (GP) LP, NRP (Operating) LLC, Foresight Reserves LP and Adena Minerals, LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on April 19, 2007)

2.5	—	Purchase and Sale Agreement, dated April 2, 2007, by and among Natural Resource Partners L.P., WPP LLC and Western Pocahontas Properties Limited Partnership (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on April 3, 2007)

3.1	—	Third Amended and Restated Agreement of Limited Partnership of NRP (GP) LP, dated as of January 4, 2007 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on January 4, 2007)

3.2	—	Fourth Amended and Restated Limited Liability Company Agreement of GP Natural Resource Partners LLC, dated as of January 4, 2007 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on January 4, 2007)

4.1	—	Third Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., dated April 18, 2007 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on April 19, 2007)

4.2	—	Amendment No. 1 to Third Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., dated April 7, 2008 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on April 8, 2008)

4.3	—	Amended and Restated Limited Liability Company Agreement of NRP (Operating) LLC, dated as of October 17, 2002 (incorporated by reference to Exhibit 3.4 of the Annual Report on Form 10-K for the year ended December 31, 2002, File No. 001-31465)

4.4*	—	Form of Indenture of Natural Resource Partners L.P.

4.5*	—	Form of Indenture of NRP (Operating) LLC

4.6	—	Note Purchase Agreements dated as of June 19, 2003 among NRP (Operating) LLC and the Purchasers signatory thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed June 23, 2003)

4.7	—	First Supplement to Note Purchase Agreements, dated as of July 19, 2005 among NRP (Operating) LLC and the purchasers signatory thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on July 20, 2005)

4.8	—	Second Supplement to Note Purchase Agreements, dated as of March 28, 2007 among NRP (Operating) LLC and the purchasers signatory thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on March 29, 2007)

4.9	—	First Amendment, dated as of July 19, 2005, to Note Purchase Agreements dated as of June 19, 2003 among NRP (Operating) LLC and the purchasers signatory thereto (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on July 20, 2005)

4.10	—	Second Amendment, dated as of March 28, 2007, to Note Purchase Agreements dated as of June 19, 2003 among NRP (Operating) LLC and the purchasers signatory thereto (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on March 29, 2007)

4.11	—	Subsidiary Guarantee of Senior Notes of NRP (Operating) LLC, dated June 19, 2003 (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed June 23, 2003)

4.12	—	Form of Series A Note (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed June 23, 2003)

4.13	—	Form of Series B Note (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed June 23, 2003)

4.14	—	Form of Series C Note (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed June 23, 2003)

4.15	—	Form of Series D Note (incorporated by reference to Exhibit 4.12 to the Annual Report on Form 10-K filed February 28, 2007)

4.16	—	Form of Series E Note (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed March 29, 2007)

5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities registered hereby

8.1*	—	Opinion of Vinson & Elkins L.L.P. as to tax matters

12.1*	—	Statement Regarding Computation of Ratios

23.1*	—	Consent of Ernst & Young LLP

23.2	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1)

24.1*	—	Powers of Attorney (included on the signature pages of this registration statement)

25.1***	—	Form T-1 Statement of Eligibility and Qualification respecting the Indenture of Natural Resource Partners L.P.

25.2***	—	Form T-1 Statement of Eligibility and Qualification respecting the Indenture of NRP (Operating) LLC

*	Filed herewith.

**	To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or in a post-effective amendment to this registration statement.

***	To be filed later in accordance with Section 310(a) of the Trust Indenture Act of 1939, as amended.